Exhibit 10.2

IRON MOUNTAIN INCORPORATED

2002 STOCK INCENTIVE PLAN

OMNIBUS PU AMENDMENT

Adopted as of October 8, 2012

1.  PURPOSE

The purpose of this Omnibus PU Amendment (the “PU Amendment”) is to amend the terms of all Outstanding PUs (as defined below) to provide, on a prospective basis and subject to the terms and conditions set forth below, dividend equivalents.  The term Outstanding PUs means outstanding Performance Units issued before June 13, 2012.  Other capitalized terms not defined herein shall have the meaning set forth in the Iron Mountain Incorporated 2002 Stock Incentive Plan, as amended and in effect from time to time, or in any agreement evidencing an award thereunder (the “2002 SIP”).

This PU Amendment is adopted by the Committee pursuant to its authority in Section 7(c)(2) of the 2002 SIP and in Section 15(a) of each applicable Performance Unit Agreement.  Because providing dividend equivalents on Outstanding PUs does not adversely affect Recipients, no further consent of Recipients is required with respect to the benefit provided by this PU Amendment.

2.  DIVIDEND EQUIVALENTS

A new Section 3A is added to each Performance Unit Agreement applicable to an Outstanding PU as follows —

“3A.  Dividend Equivalents.  A Recipient shall be credited with dividend equivalents equal to the dividends the Recipient would have received if the Recipient had been the actual record owner of the Underlying Shares on each dividend record date on or after September 4, 2012 and through the date the Recipient receives a settlement pursuant to Section 4, as amended (the “Dividend Equivalent”).  If a dividend on the Stock is payable wholly or partially in Stock, the Dividend Equivalent representing that portion shall be in the form of additional PUs, credited on a one-for-one basis.  If a dividend on the Stock is payable wholly or partially in cash, the Dividend Equivalent representing that portion shall also be in the form of cash and a Recipient shall be treated as being credited with any cash dividends, without earnings, until settlement pursuant to Section 4, as amended.  If a dividend on Stock is payable wholly or partially in other than cash or Stock, the Committee may, in its discretion, provide for such Dividend Equivalents with respect to that portion as it deems appropriate under the circumstances.  Except as provided in Section 4, as amended, Dividend Equivalents shall be subject to the same terms and conditions as the PUs originally awarded pursuant to the underlying Performance Unit Agreement, and they shall vest (or, if applicable, be forfeited) as if they had been granted at the same time as the original PU award.  Dividend Equivalents representing the cash portion of a dividend on Stock shall be settled in cash.”

3.  DELIVERY

The first paragraph of Section 4 of each Performance Unit Agreement applicable to an Outstanding PU shall be amended by adding the following new sentence after the first sentence thereof —

“With respect to any PUs that become vested PUs as of a Vesting Date pursuant to Section 3, the Company shall also issue and deliver to the Recipient the amount (and in the form) due with respect to the Dividend Equivalents applicable to the Underlying Shares.”

4.  OTHER PROVISIONS OF UNDERLYING AGREEMENT AMENDED

Each Performance Unit Agreement applicable to an Outstanding PU is hereby further amended, mutatis mutandi, to give effect to the inclusion of Dividend Equivalents, including, without limitation, the following sections:  the provisions addressing Withholding Taxes, Non-assignability of PUs, Compliance with Securities Act; Lock-Up Agreement, Legends, Rights as Stockholder, Time for Acceptance, Right of Repayment, Section 409A of the Internal Revenue Code and General Provisions.